Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2023 (except for Note 21 and Note 22, as to which the date is November 10, 2023) in the Registration Statement (Form S-1) and related Prospectus of Hornbeck Offshore Services, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New Orleans, Louisiana

December 7, 2023